EXHIBIT 10.10

Amendment (First) to EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this "Amendment") is made between Epazz, Inc., an Illinois corporation (the “Company"), and Shaun Passley (“Executive”) (collectively sometimes referred to as the “Parties” and individually sometimes referred to as a “Party”). Unless otherwise indicated, all references to Sections are to Sections in this Agreement. This Amendment is effective as of June 15, 2013.

It is mutually understood and agreed by and between the undersigned contracting parties to amend the previously executed agreement as follows effective June 15, 2013:

Section 3(a) changed as of June 15, 2013

From:

3(a) Base Salary - The Company shall pay Executive a minimum base salary, as may be adjusted from time to time, equal to $180,000 per year (the “Salary”), beginning on the Effective Date of this Agreement and ending at the end of the Term or upon the termination of this Agreement as provided below. A total of $30,000 of the Salary shall be payable yearly on the anniversary date of the Effective Date in cash. A total of $150,000 of the Salary shall be payable yearly, on each anniversary of the Effective Date in of the Company’s Class A Common Stock (“Shares”), at the rate of $0.006 per share (the “Share Price”)(i.e., 25,000,000 Shares per year or 250,000,000 Shares in aggregate)(the “Salary Shares”), which shall be issued to Executive upon the Parties entry into this Agreement and shall vest to Executive pursuant to the schedule above each year that Executive continues to be employed hereunder, subject in all cases to the Vesting Date (i.e., final vesting shall not occur until both the Vesting Date has occurred and the shares have vested pursuant to this Section 3(e)).

TO:

3(a) Base Salary - The Company shall pay Executive a minimum base salary, as may be adjusted from time to time, equal to $180,000 per year (the “Salary”), beginning on the Effective Date of this Agreement and ending at the end of the Term or upon the termination of this Agreement as provided below, and hereby amended to $250,000 in total during the first year of the agreement. A total of $100,000 shall be payable in the first year of the agreement, and $30,000 of the Salary shall be payable yearly thereafter on the anniversary date of the Effective Date in cash. A total of $150,000 of the Salary shall be payable yearly, on each anniversary of the Effective Date in shares of the Company’s Class A Common Stock (“Shares”), at the rate of $0.006 per share (the “Share Price”)(i.e., 25,000,000 Shares per year or 250,000,000 Shares in aggregate)(the “Salary Shares”), which shall be issued to Executive upon the Parties entry into this Agreement and shall vest to Executive pursuant to the schedule above each year that Executive continues to be employed hereunder, subject in all cases to the Vesting Date (i.e., final vesting shall not occur until both the Vesting Date has occurred and the shares have vested pursuant to this Section 3(e)).

All other terms and conditions that are not hereby amended are to remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this amendment with legal and binding effect as of August 16, 2013

EPAZZ, INC.:	EXECUTIVE:

By: /s/ Shaun Passley	/s/ Shaun Passley
Its: President	Shaun Passley
Printed Name: Shaun Passley

Date: 8/16/2013	Date: 8/16/2013